Exhibit 10.1

RED LION HOTELS CORPORATION
SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (hereinafter “Agreement”) is entered into on this 23rd day of September, 2013, by and between George Schweitzer (hereinafter referred to as “Employee”) and RED LION HOTELS CORPORATION, including its subsidiaries and affiliates (hereinafter referred to as the “Company”).
WHEREAS, Employee has tendered his resignation and Employee’s employment with Company will end effective October 7, 2013 (Separation Date); and
WHEREAS, both parties wish to clearly set forth the terms and conditions of Employee’s departure from employment.
NOW, THEREFORE, for and in consideration of the mutual promises, terms and conditions set forth below, the sufficiency of such consideration being expressly acknowledged by the parties hereto, Company and Employee do hereby agree as follows:
1.SEVERANCE. Employee will receive twenty-six (26) weeks of salary as severance pay, in the amount of $125,000, less all applicable federal and state withholdings, which shall be paid to Employee as continuing salary payments at regular payroll dates for a period of six (6) months beginning on the next payroll date following the Separation Date, assuming Employee has signed and has not revoked this Agreement. For a period of six (6) months following the Separation Date, Company will also continue to provide Employee with the same paid medical and dental benefits he currently enjoys, subject to any changes that affect all senior executives in the Company. Employee agrees that he is not entitled to other payments or benefits except as provided in this Agreement. The parties agree that the severance described in this Paragraph is designed to aid Employee’s transition to alternative employment, and that the specified benefits do not constitute benefits to which Employee would otherwise be entitled upon separation under any pre-existing agreement between Employee and the Company. The severance payment is in excess of any earned wages or any other amounts due and owing Employee, if any, by Company.
2.COBRA. Employee will have the right to obtain COBRA medical benefit coverage for a period of eighteen (18) months after April 30, 2014. If Employee elects to continue COBRA coverage thereafter, Employee will be responsible for the total cost of the premium.
3.TRANSITION MATTERS. Employee agrees to provide reasonable cooperation to Company with the transition of Company business after the Separation Date. Following the Separation Date this cooperation shall include, at a minimum, phone calls, and other involvement as reasonably necessary or reasonably requested by the Company to accommodate transitional issues. In addition, at any time following the Separation Date, in the event any charge, complaint or lawsuit is filed against Company or any affiliate, Employee agrees to provide reasonable cooperation to Company in the defense of the same including, without limitation, meeting with and providing information to Company and/or its agents and attorneys upon reasonable notice and at mutually agreed upon times and places.
4.GENERAL RELEASE AND WAIVER. Employee, along with Employee’s successors and assigns, hereby waive, release, and forever discharge Company and all parent, related, affiliated or subsidiary organizations, and each of their respective directors, officers, agents, representatives, and employees, past and present, and each of their predecessors, successors and assigns (collectively “Released Parties”), of and from all claims (other than claims for the payments provided for under this Agreement), causes of action or liabilities, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which Employee may have or claim to have against any of the Released Parties arising from or during employment with the Company or as a result of separation from employment. This release specifically covers, but is not limited to, any claims of discrimination based on race, color, national origin, sex, marital status, age

(including claims under the Federal Age Discrimination and Employment Act (29 U.S.C. §621, et seq., as amended by the Older Worker’s Benefit Protection Act)), or physical or mental disability under any federal, state, or local law, rule, or regulation; any contract, public policy and/or tort claims arising under federal, state, or local law; any claims arising under federal, state or local law based on promises made or allegedly made by the Company to Employee; any claims for compensation or benefits under Company policies or wage laws; any contract or tort claims arising under federal, state, or local law; and any claims under any express or implied contract or legal restrictions on the Company’s right to terminate its employees. Furthermore, it is agreed by and between the parties to this Agreement that this Agreement is to be in full accord, satisfaction and settlement of all claims of every nature and kind, including, but not limited to, compensation and benefits, arising out of or related to employment or termination of employment with Company, and to fully resolve all matters and relations between the parties up to the date Employee signs this Agreement.
5.REVIEW AND REVOCATION. Employee acknowledges that:
a. Pursuant to applicable law, Employee has been offered the opportunity to review a copy of this Agreement for a period of twenty-one (21) days (the "review period");
b. Company advised Employee at the beginning of the review period to consult with an attorney concerning the terms and conditions of this Agreement, including without limitation the release set forth in this Agreement; and
c. The terms and conditions of this Agreement have not been amended, modified, or revoked during the review period. Employee and the Company agree that Employee shall have seven (7) calendar days (the "revocation period") following the date on which Employee signs this Agreement to revoke acceptance of this Agreement and the release set forth in this Agreement, by providing written notice of revocation to Ms. Krisann Hatch, Senior Vice President, Human Resources, Red Lion Hotels Corporation, 201 W. North River Drive, Spokane, Washington 99201. This Agreement shall not become effective until the revocation period has expired.
6.NONDISPARAGEMENT: Employee agrees to avoid and refrain from communicating any disparaging, derogatory, libelous, or scandalous statements to any third party regarding any party to this Agreement, or regarding any of the Released Parties (which are defined to include all officers, directors, employees and agents of the Company), or regarding any such person or entity’s conduct.
7.SOLICITATION OF EMPLOYEES, CONSULTANTS AND OTHER PARTIES:  Employee agrees that during the period beginning on the date of this Agreement and ending twelve (12) months following the Separation Date, Employee will not, unless Employee secures the prior written permission of the Company, directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees, consultants, franchisees or any party, and each of their respective directors, officers, owners, agents, and representatives, to terminate their relationship with the Company, or take away, hire or otherwise engage the services of such employees, consultants, or franchisees, or attempt to solicit, induce, recruit, encourage or take away, employees, consultants, or franchisees of the Company, and each of their respective directors, officers, owners, agents, and representatives, either for Employee or for any other person or entity.  Further, for a period of twelve (12) months following the Separation Date, Employee shall not solicit, induce or attempt to induce any vendor, customer, supplier or other service provider of the Company to terminate its relationship with, or cease providing services or products to, or purchasing products from, the Company, or solicit any customer of the Company with respect to any business, products or services that are competitive to the products or services offered by the Company as of the Separation Date.
8.OTHER PLANS. Employee’s rights, if any, under retirement, savings or 401(k) plans of Company will be determined under the terms of those plans as they exist on any relevant date and are not affected by this Agreement.

9.RETURN OF PROPERTY. Employee affirms that Employee has returned to Company on or before the Separation Date all Company property in Employee’s possession, including, but not limited to, credit cards, all keys to Company buildings or property, all Company owned equipment and all Company documents and papers, manuals, files and all other trade secrets and/or confidential Company information.
10.CONTINUING OBLIGATIONS. This Agreement is not intended to, nor does it supersede or invalidate in any way, any non-disclosure, confidentiality, non-solicitation and/or non-competition agreement previously signed and/or binding upon Employee which remains in full force and effect, notwithstanding any provision in this Agreement.
11.REFERENCES. Should any prospective employer request any information about Employee, Company shall comply with its verification policy by disclosing only dates of employment and positions held.
12.OTHER CLAIMS. Employee represents that Employee has no pending complaints, charges, lawsuits or claims against Company with any governmental agency or any court.
13.KNOWING AND VOLUNTARY AGREEMENT. Employee understands and acknowledges the significance and consequence of this Agreement, and acknowledges that it is voluntary and has not been given as a result of any coercion, and expressly confirms that it is to be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, obligations and causes of action. Employee acknowledges that Employee has been given full opportunity to review and consider the terms of this Agreement. Further, Employee executes this Agreement only after full reflection, analysis, and in understanding of its provisions.
14.NON-ADMISSION OF LIABILITY. This Agreement shall not be construed as an admission by Company or Employee of any liability to the other, breach of any agreement between Employee and Company, or violation by Company or Employee of any statute, law, or regulation, nor shall it be construed as an admission by Company or Employee of any misconduct or deficient performance.
15.APPLICABLE LAW. This Agreement is to be construed in accordance with the laws of the State of Washington.
16.ARBITRATION. Any controversies or claims arising out of or related to this Agreement shall be fully and finally settled by arbitration in Spokane, Washington, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), conducted by one arbitrator, either mutually agreed upon by the Company and Employee or chosen in accordance with the AAA Rules, except that the parties shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of ninety (90) days following the selection and notification to the arbitrator and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to recover its costs, expenses and reasonable attorney’s fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
17.SEVERABILITY. It is further understood and agreed that if any of the provisions of this Agreement are held to be invalid and unenforceable, the remaining provisions shall, nevertheless, continue to be valid and enforceable.
18.ENTIRE AGREEMENT. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. All prior employment agreements, or other policies or practices, written or oral, between Employee and Company are superseded by this Agreement except as identified as continuing by this Agreement. This Agreement shall not be altered or varied except in a writing signed by Employee and Company’s representative. It is expressly acknowledged and recognized by the parties that there are no oral or written collateral agreements or understandings between the parties other than as contained in this document.
19.NON-WAIVER OF TERMS. Failure by either party to insist upon compliance with any term, covenant, or condition contained in this Agreement shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or times be deemed a waiver or relinquishment of any right or power at any other time or times.
20.BINDING AGREEMENT. This Agreement is binding not only on the parties hereto, individually and collectively, but shall also be binding upon the respective heirs, estates, personal representatives, directors, officers, employees, agents, trustees, affiliated companies, predecessors, successors, assigns, parent organizations, related organizations, subsidiary organizations, all of whom are bound hereby and any person signing below on behalf of Company freely executes this Agreement as the agent of such entity, on behalf thereof and with full authority to do so.
21.CONFIDENTIALITY OF AGREEMENT. Employee and Company agree that the terms, payments and conditions provided for in this Agreement shall remain confidential as between the parties and shall not be disclosed to any other person, other than attorneys, accountants or other professional service providers, to the extent necessary in their rendition of professional services to the parties. However, disclosure may be made when either party is required to do so pursuant to the directives, rules or regulations of any court, governmental or regulatory body.
22.INJUNCTIVE RELIEF: Employee acknowledges that any violation of this Agreement may cause the Company irreparable injury that may not be adequately compensated by money damages.  Therefore, Employee agrees that the Company will be entitled, in addition to any remedies it may have under this Agreement or at law, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement and that no bond will be required in connection with such proceeding. Employee further agrees and consent to venue and jurisdiction in the State of Washington in any action brought by me or Company to obtain such relief.  The parties further agree that service of process in any such action or proceeding may be made by United States mail, certified or registered, return receipt requested, postage prepaid.  Any violation of this Agreement, including the non-solicitation clause, will relieve the Company of any further obligation to continue payment of the severance set forth in paragraph 1.
23.TITLES. The titles of the paragraphs of this Agreement are inserted merely for convenience and ease of reference and shall not effect or modify the meaning of any terms, covenants or conditions of this Agreement.
24.COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute the original.
PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT INCLUDES A GENERAL RELEASE AND WAIVER OF ALL KNOWN AND UNKNOWN CLAIMS.

DATE: __9/24/2013 ____     __/s/George H. Schweitzer
EMPLOYEE

DATE: __9/24/2013 ____ RED LION HOTELS CORPORATION

By: /s/Krisann Hatch         ______________
Its Senior Vice President, Human Resources